                                  EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-114109 of Phoenix Footwear Group, Inc. on Form S-2 of our report dated October 23, 2003 relating to the financial statements of Royal Robbins, Inc. as of and for the year ended May 31, 2003 (which report expresses an unqualified opinion and contains an explanatory paragraph referring to the transfer of the tactical clothing line and agreement signed by the Royal Robbins, Inc. Stockholders to sell their common stock), appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP
San Diego, California
June 15, 2004